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GEAC COMPUTER CORPORATION LIMITED

CODE OF BUSINESS CONDUCT AND ETHICS

As Approved by the Board of Directors on April 26, 2004

INTRODUCTION

        This Code has been approved by the Geac Computer Corporation Limited Board of Directors (the "Board") to assist all employees, officers, directors, agents and contractors (the "Geac Representatives") of Geac Computer Corporation Limited and each of its direct and indirect subsidiaries (collectively, "Geac") to maintain the highest standards of ethical conduct in corporate affairs. This Code is intended to comply with Canadian securities law requirements, Section 406 of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder and the listing requirements of the Nasdaq Stock Market. Specifically, the purpose of this Code is:

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  to encourage among Geac Representatives a culture of honesty, accountability and mutual respect;

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  to provide guidance to help Geac Representatives recognize ethical issues; and

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  to provide mechanisms to support the resolution of ethical issues.

ADMINISTRATION

        The Board is ultimately responsible for implementation and administration of this Code. The Board has designated a Compliance Officer for the day-to-day implementation and administration of this Code. From time to time, the Board may change this designation and may also designate one or more Assistant Compliance Officers to fill in at times when the Compliance Officer may be otherwise unavailable, such as during his or her vacation. The Board's current designations, together with contact information, are set out in Schedule A to this Code. Geac Representatives should direct questions concerning this Code to the Compliance Officer.

        While this Code is designed to provide helpful guidelines, it is not intended to address every situation. Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether such conduct is specifically referenced in this Code. Geac Representatives should conduct their business affairs in such a manner that Geac's reputation will not be impugned if the details of their dealings should become a matter of public discussion. Geac Representatives shall not engage in any activity that adversely affects the reputation or integrity of Geac.

        It is not intended that there be any waivers granted under the Code. In the unlikely event that a waiver is considered and granted, it must receive prior approval by the Board if it includes a director or an executive officer, or by the Board or the President and Chief Executive Officer of Geac Computer Corporation Limited (the "Chief Executive Officer") in the case of any other Geac Representative. In such circumstances, any waivers or amendments will be disclosed promptly in accordance with applicable securities laws and Geac's Disclosure Policy.

        If laws or other policies and codes of conduct differ from this Code, or if there is a question as to whether this Code applies to a particular situation, Geac Representatives should check with the Compliance Officer before acting. If there are any questions about any situation, Geac Representatives should ask the Compliance Officer how to handle the situation. However, every supervisor and manager is responsible for helping employees to understand and comply with the Code.

        Geac will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention. Any Geac Representative in a situation that he or she believes may violate or lead to a violation of this Code should follow the compliance procedures described in the section entitled "Reporting of Violations Procedure" below.

OVERVIEW

        It is the policy of Geac to apply high standards of courtesy, professionalism and honesty in our interactions with customers, shareholders, suppliers, co-workers and the community.

        This Code governs the business-related conduct of all Geac Representatives, including, but not limited to, the Chief Executive Officer and the Chief Financial Officer and all other officers and employees of Geac.

COMPLIANCE WITH LAWS

        A variety of laws apply to Geac and its operations. It is Geac's policy to comply with all applicable laws, including employment, discrimination, health, safety, antitrust, securities, banking and environmental laws. No Geac Representative has authority to violate any law or to direct another Geac Representative or other person to violate any law on behalf of Geac. Each Geac Representative is expected to comply with all such laws, as well as rules and regulations adopted under such laws.

        Violations of laws may subject a Geac Representative to individual criminal or civil liability, as well as to discipline by Geac. Such individual violations may also subject Geac to civil or criminal liability or the loss of reputation or business.

        Many of the laws applicable to Geac and Geac Representatives are complex and fact specific. If any Geac Representative has questions concerning a specific situation, he or she should contact the Compliance Officer before taking any action.

CONFLICTS OF INTEREST

        Geac Representatives are expected to make or participate in business decisions and actions in the course of their relationship with Geac based on the best interests of Geac and not based on personal relationships or benefits. A conflict of interest, which can occur or appear to occur in a wide variety of situations, may compromise a Geac Representative's business ethics.

        Generally speaking, a conflict of interest occurs when the personal interest of a Geac Representative, an immediate family member of a Geac Representative or a person with whom a Geac Representative has a close personal relationship interferes with, or has the potential to interfere with, the interests or business of Geac. For example, a conflict of interest may occur where a Geac Representative, his or her family member or person with whom he or she has a close personal relationship receives a gift, a unique advantage or an improper personal benefit as a result of the Geac Representative's position at Geac. A conflict of interest could make it difficult for a Geac Representative to perform corporate duties objectively and effectively because he or she is involved in a competing interest.

        The following is a discussion of certain common areas that raise conflict of interest issues. However, a conflict of interest can occur in a variety of situations. Geac Representatives must be alert to recognize any situation that may raise conflict of interest issues and must disclose to the Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest with Geac.

  Outside Activities/Employment

        Any outside activity must not significantly encroach on the time and attention Geac Representatives devote to their duties for Geac and should not adversely affect the quality or quantity of their work. In addition, Geac Representatives may not imply Geac's sponsorship or support of any outside activity that is not official Geac business, and under no circumstances are Geac Representatives permitted to take for themselves or their family members business opportunities that are discovered or made available by virtue of their positions at Geac. Moreover, except as permitted by the following paragraph or by the Board, the Chairman of the Corporate Governance Committee or the Compliance Officer, no Geac employee may perform services for or have a financial interest in any entity that is, or to such employee's knowledge may become, a vendor, client or competitor of Geac. Geac employees are prohibited from taking part in any outside employment or directorships without the prior written approval of the Chief Executive Officer or the Compliance Officer, except for minor and unrelated employment and for directorships on charitable Boards that in each case do not interfere with the employee's duties to Geac.

        No Geac employee may acquire securities of a customer, supplier or other party if ownership of the securities would be likely to affect adversely either the employee's ability to exercise independent professional judgment on behalf of Geac or the quality of such employee's work.

        Geac Representatives must always follow Geac's other policies concerning the trading of securities, including those further described in this Code.

  Civic/Political Activities

        Geac Representatives are encouraged to participate in civic, charitable or political activities so long as such participation does not encroach on the time and attention they are expected to devote to their Geac-related duties. Such activities are to be conducted in a manner that does not create an appearance of Geac's involvement or endorsement.

  Inventions, Books and Publications

        Geac Representatives must receive written permission from the Chief Executive Officer or the Compliance Officer before developing, outside of Geac, any products, software or intellectual property that may be related to Geac's current or potential business.

  Loans to Executive Officers and Directors

        Geac will not make loans or extend credit guarantees to or for the personal benefit of executive officers or directors.

        Any Geac Representative who becomes aware of a conflict or potential conflict should bring it to the attention of the Compliance Officer or follow the compliance procedures described in the section entitled "Reporting of Violations Procedure" below.

        Transactions as defined in applicable securities regulations between related parties will not be conflicts of interest under this Code if they are reviewed and approved in accordance with the requirements of those regulations.

BRIBERY AND OTHER IMPROPER PAYMENTS

        No Geac Representative may, directly or indirectly, give, offer, demand, solicit or accept a bribe to or from anyone in the course of conducting business on behalf of Geac, including in order to obtain or retain business, or for any other advantage.

        No Geac Representative may, directly or indirectly, give, offer, demand, solicit or accept any improper payment to or from anyone in the course of conducting business on behalf of Geac, including in order to obtain or retain business, or for any other advantage. Improper payments include, without limitation, any gift, gratuity, reward, advantage or benefit of any kind (monetary or non-monetary).

        For greater certainty, a third party intermediary, such as an agent or family member, cannot be used to further any bribe or improper payment or otherwise violate the spirit of this Code.

  Dealings with Government and Public Officials

        Geac strictly prohibits any payment to any public official that violates the laws of any jurisdiction in which Geac operates.

        Geac strictly prohibits any Geac Representative from giving, offering, promising, demanding, soliciting or receiving, directly or indirectly, any bribe or improper payment, using corporate or personal funds, to or from public officials of any government or governmental agency for the purpose of obtaining or retaining business, or for any other reason. Any offer of or request for any bribe or improper payment must be reported to the Compliance Officer.

        Geac strictly prohibits any person from making any payment if such person knows or reasonably believes that all or a portion of the payment will be offered, given or promised, directly or indirectly, to any public official of any government or governmental agency for the purposes of assisting Geac in obtaining or retaining business.

        Public officials include, without limitation:

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  political parties or officials thereof, political candidates and elected or appointed representatives of any government or governmental agency holding a legislative, administrative or judicial position at any level;

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  a person who performs public duties or functions, including a person employed by a board, commission, corporation or other body or authority that is established to perform a duty or function on behalf of the government, or is performing such a duty or function; and

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  an official or agent of a public international organization that is formed by two or more states or governments, or by two or more such public international organizations.

        For greater certainty, Geac may make contributions to political parties or committees or to individual politicians only in accordance with applicable law and all such payments must be reported to the Compliance Officer.

  Gifts and Business Courtesies

        Geac strictly prohibits any payment to any person that violates the laws of any jurisdiction in which Geac operates.

        Except to the extent specifically permitted below, Geac strictly prohibits any person from giving, offering, promising, demanding, soliciting or receiving, directly or indirectly, a gift, using corporate or personal funds, that could influence or reasonably give the appearance of influencing Geac's business relationship with another person. Any offer of or request for such a gift must be reported to the Compliance Officer.

  Exceptions

        Geac does not prohibit the giving or receiving of gifts of nominal or token value to or from non-government suppliers and customers, provided that they are not for the express purpose of obtaining or retaining business or some other advantage for Geac and provided that they are otherwise lawful.

        Geac does not prohibit expenditures of amounts for meals, entertainment and travel expenses in connection with Geac customer conferences and other promotional activities for non-government suppliers and customers that are ordinary and customary business expenses, if they are otherwise lawful. These expenditures should be included on expense reports and approved pursuant to Geac's standard procedures.

        Gifts include, without limitation, material goods, as well as services, promotional premiums and discounts.

        Geac does not prohibit the giving or receiving of rewards, advantages or benefits that are permitted or required under the written laws of a government for which a public official performs duties or functions.

        Geac does not prohibit payments made that are otherwise lawful in respect of reasonable expenses incurred in good faith by or on behalf of the public official that are directly related to the promotion, demonstration or explanation of Geac's products and services, or the execution or performance of a contract between Geac and the government for which the official performs duties or functions.

        Geac does not prohibit facilitation payments that are otherwise lawful. Facilitation payments are payments made to expedite or secure the performance by a public official of any act of a routine nature that is part of the public officials' duties or functions, including:

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  the issuance of a permit, license or other documents to qualify a person to do business;

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  the processing of official documents, such as visas and work permits;

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  the provision of services normally offered to the public, such as mail pick-up and delivery, telecommunication services and power and water supply; and

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  the provision of services normally provided as required, such as police protection, loading and unloading of cargo, the protection of perishable products or commodities from deterioration or the scheduling of inspections related to contract performance or transit of goods.

        Any facilitation payments must be recorded as such in the accounting records of Geac. Further, such facilitation payments shall not exceed the fees lawfully required by the public official for the function requested. For greater certainty, an act of routine nature does not include a decision to award new business or to continue business with a particular party, including a decision on the terms of that business, or encouraging another person to make any such decisions.

        Caution should be exercised with respect to these exceptions. If there is any doubt as to the legitimacy of a payment under this policy or under any law, advice should be sought from the Compliance Officer.

PUBLIC DISCLOSURES

        Geac has an obligation in compliance with applicable laws to make full, fair, accurate, timely and understandable disclosure in its financial records and statements, in reports and documents that it files with or submits to securities regulatory authorities and in its other public communications.

        In furtherance of this obligation, each Geac Representative in performing his or her duties shall act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated, in order to ensure that to the best of his or her knowledge Geac's books, records, accounts and financial statements are maintained accurately and in reasonable detail, appropriately reflect Geac's transactions, are honestly and accurately reflected in its publicly available reports and communications and conform to applicable legal requirements and Geac's system of internal controls, including Geac's Disclosure Policy.

HANDLING OF CONFIDENTIAL INFORMATION

        In addition to the restrictions regarding material non-public information set forth in the Disclosure Policy, Geac Representatives should observe the confidentiality of information that they acquire by virtue of their relationship with Geac, including information concerning Geac and its customers, suppliers and competitors and other Geac Representatives, except where disclosure is approved by an executive officer of Geac or otherwise legally mandated. In addition, Geac Representatives must safeguard proprietary information, which includes information that is not generally known to the public and has commercial value in Geac's business. Proprietary information includes, among other things, business methods, analytical tools, software programs, source and object codes, trade secrets, ideas, techniques, inventions (whether patentable or not) and other information relating to economic analysis, designs, algorithms and research. It also includes information relating to marketing, pricing, clients, and terms of compensation for Geac Representatives. The obligation to preserve proprietary information continues even after employment ends. In addition to violating this Code and Geac policy, unauthorized use or distribution of proprietary information could also be illegal and result in civil or even criminal penalties. Geac considers its intellectual property and confidential information important assets and may bring suit against employees or former employees to defend its rights vigorously.

USE OF GEAC ASSETS

        Geac assets, including facilities, funds, materials, supplies, time, information, intellectual property, software, corporate opportunities and other assets owned or leased by Geac, or that are otherwise in Geac's possession, may be used only for legitimate business purposes of Geac. Geac assets are not to be misappropriated, loaned to others, donated, sold or used for personal use, except for any activities that have been approved in writing by the Chief Executive Officer or the Compliance Officer in advance, or for personal usage that is minor in amount and reasonable. Geac Representatives are to report any theft or suspected theft to the Compliance Officer. No Geac Representative should knowingly invoke a program or code that could damage Geac's assets.

FAIR DEALING

        Each Geac Representative should deal fairly and in good faith with other Geac Representatives, security holders, customers, suppliers, regulators, business partners and competitors. No Geac Representative may take unfair advantage of anyone through manipulation, concealment, misrepresentation, inappropriate threats, fraud, abuse of confidential information or any other intentional unfair-dealing practice.

DELEGATION OF AUTHORITY

        Each Geac Representative, and particularly each of Geac's executive officers, must exercise reasonable care to ensure that any permitted delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring.

HEALTH AND SAFETY

        Geac strives to provide each Geac Representative with a safe and healthy work environment. Each Geac Representative has responsibility for maintaining a safe and healthy workplace for all Geac Representatives by following safety and health rules and practices and promptly reporting accidents, injuries and unsafe equipment, practices or conditions.

        Violence and threatening behaviour will not be tolerated. Geac Representatives should report to work in condition to perform their duties, free from the influence of illegal drugs or excessive alcohol. The use of illegal drugs in the workplace will not be tolerated.

DISCRIMINATION AND HARASSMENT

        The diversity of Geac Representatives is a tremendous asset. Geac is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples of conduct that will not be tolerated include derogatory comments based on racial, ethnic or religious characteristics and unwelcome sexual advances.

REPORTING OF VIOLATIONS PROCEDURE

General Policy Regarding Report of Violations

        Geac Representatives who observe, learn of, or, in good faith, suspect a violation of this Code must immediately report the violation to the Compliance Officer (or to the Chairman of the Corporate Governance Committee of the Board of Directors). Geac Representatives who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible. A violation of this Code may result in disciplinary action, which may include termination of a Geac Representative's relationship with Geac.

Complaint Procedure

  Notification of Complaint

        Geac Representatives who observe, learn of or, in good faith, suspect a violation of this Code must report the violation immediately to the Compliance Officer, or if for some reason the Geac Representative is uncomfortable reporting the violation to the Compliance Officer (such as if the violation may involve the Compliance Officer), to the Chairman of the Corporate Governance Committee of the Board of Directors. Whenever practical, the complaint should be made in writing. It is unacceptable to submit a complaint knowing it is false.

  Investigation

        Reports of violations will be investigated under the supervision of the Compliance Officer. Relevant corporate records will be reviewed and pertinent Geac Representatives and others may be interviewed in order to determine the existence and extent of any violation. Geac Representatives are expected to cooperate in the investigation of reported violations. The Compliance Officer shall report on the fact of the commencement of an investigation and the conclusions of the investigation to the Chief Executive Officer and the Chairman of the Corporate Governance Committee.

  Confidentiality

        Except as may be required by law or the requirements of the resulting investigation, the Compliance Officer and others conducting the investigation shall not disclose the identity of anyone who reports a suspected violation if anonymity is requested. Except as may be required by law or the requirements of the resulting investigation, all reports of violations and related consultations will be kept confidential to the extent possible under the circumstances.

  Protection Against Retaliation

        Retaliation in any form against an individual who reports an alleged violation of this Code, even if the report is mistaken, may itself be a violation of law and is a serious violation of this Code. Any alleged act of retaliation must be reported immediately to the Compliance Officer. If determined to have in fact occurred, any act of retaliation will result in appropriate disciplinary action, which may include termination of the Geac Representative.

COMPLIANCE

  Adherence to Code; Disciplinary Action

        All Geac Representatives have a responsibility to understand and follow this Code. In addition, all Geac Representatives are expected to perform their work with honesty and integrity in all areas not specifically addressed in this Policy. Geac will discipline any Geac Representative who violates this

Code or related practices. The determination of the appropriate discipline will be made by the Chief Executive Officer of Geac in consultation with the Chairman of the Corporate Governance Committee or by the Board of Directors. Such discipline may include, among other things, written notice to the Geac Representative that Geac has determined that there has been a violation, censure by Geac, demotion or re-assignment, suspension with or without pay or benefits, or termination of the Geac Representative's relationship with Geac.

        Records of all violations of this Code and the disciplinary action taken will be maintained by the Compliance Officer and will be placed in the Geac Representative's personnel file.

        Geac will notify and cooperate with the police or other governmental authorities regarding acts of Geac Representatives involving violations of law. In addition, some violations may result in Geac bringing suit against employees or former employees to defend its rights vigorously.

  Communications

        Geac strongly encourages dialogue among Geac Representatives and their supervisors to make everyone aware of situations that give rise to ethical questions and to articulate acceptable ways of handling those situations.

        The Compliance Officer shall provide a report to the Board at least quarterly on investigations and other significant matters arising under this Code.

  Responsibility of Senior Employees

        Officers and other managerial employees are expected to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Managerial employees may be disciplined if they condone misconduct, do not report misconduct, do not take reasonable measures to detect misconduct or do not demonstrate the appropriate leadership to insure compliance.

RELATED GEAC POLICIES

        This Code should be read in conjunction with Geac's other related policy documents, including the Disclosure Policy. This Code supplements, but does not supersede, any contractual obligation any person may have under the terms of any agreements with Geac. This Code is not intended to create any contract (express or implied) with any person, including, without limitation, any employment or consulting contract, or to constitute any promise that a person's employment or consulting arrangement will not be terminated except for cause.

APPROVAL; AMENDMENT

        This Code was approved and adopted by the Board of Directors of Geac Computer Corporation Limited on April 26, 2004. Geac is committed to reviewing and updating its policies and procedures on a continuing basis. Therefore, this Code may be revised, changed or amended at any time by the Board of Directors. Any amendment to the Code will be disclosed promptly to Geac Representatives and will be disclosed publicly in accordance with applicable securities laws.

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Schedule A

        The Board has made the following designations:

        As Compliance Officer:

Craig C. Thorburn
Senior Vice President, Mergers & Acquisitions, and Corporate Secretary
Geac Computer Corporation Limited
11 Allstate Parkway
Suite 300
Markham, Ontario
L3R 9T8

Telephone: 416.863.2965
Facsimile: 416.863.2653
Email: craig.thorburn@geac.com

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GEAC COMPUTER CORPORATION LIMITED CODE OF BUSINESS CONDUCT AND ETHICS